    Exhibit 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release

Columbus McKinnon to Acquire montratec® GmbH Expanding Precision Conveyance Platform

•Creates significant growth synergy opportunities with the addition of asynchronous intelligent automation and transport systems to precision conveyance platform
•Advances strategic transformation with higher growth, higher margin profile
•Highly flexible, patented technology solutions provide process automation for attractive secular growth markets
•Expect acquisition to be accretive approximately twelve months after closing
•Proforma net leverage ratio on a financial covenant basis post-acquisition expected to be 2.7x
•Announces estimated preliminary unaudited financial results for fiscal 2023 fourth quarter; achieves record revenue, operating income and adjusted EBITDA
•Teleconference to review transaction scheduled for 8:30 a.m. ET today

BUFFALO, NY, April 26, 2023 - Columbus McKinnon Corporation (the “Company”)(Nasdaq: CMCO), a leading designer, manufacturer and marketer of intelligent motion solutions for material handling, today announced that the Company has executed a definitive agreement to acquire montratec® GmbH, a leading automation solutions company that designs and develops intelligent automation and transport systems for interlinking industrial production and logistics processes. montratec provides its modular, intelligent monorail transport systems for the electric vehicle (EV), semiconductor, electronics, life sciences, aerospace and other industries.
David J. Wilson, President and CEO of Columbus McKinnon, commented, “montratec is an ideal complement to our precision conveyance platform adding asynchronous technology for material transport solutions that accelerates our growth in very attractive markets with strong secular tailwinds. montratec’s solutions are at the heart of process automation in manufacturing, enhancing our precision conveying platform. Their technology advances our intelligent motion offering, expands market access and increases our value proposition. We plan to realize significant sales synergies as we leverage their conveying technology through our existing channels in the U.S. and their solid foundation in Europe to expand our global precision conveyance market share.”

Mr. Wilson also noted, “This acquisition is an excellent demonstration of our strategy to drive growth with stronger earnings power and further catalyzes the transformation of Columbus McKinnon as a leading intelligent motion solutions provider for material handling.”

Columbus McKinnon to Acquire montratec® GmbH Expanding Precision Conveyance Platform
April 26, 2023

High Value-Add Technology for Production Process Automation

montratec’s intralogistics solutions for manufacturing, assembly and production processes minimize cycle times and maximize operational throughput for customers. Intelligent automation and transport systems are the centerpiece for networking industrial production and logistics processes by enabling complex internal transport operations that support faster, more efficient assembly processes. Asynchronous movement enables products to be moved independently in multiple directions at varying speeds to balance production lines, increasing flexibility and productivity. montratec also brings a higher level of cleanroom certification that expands market access in the EV, life sciences, electronics and semiconductor verticals. Their monorail systems interlink production processes between robots, other processing equipment and workspaces, more flexibly creating intelligent process sequencing to boost the automation of complete production lines. Importantly, their monorail and shuttle/transport solutions can be configured for a variety of production needs from low volume/high mix to high volume/high speed. In addition, montratec’s solutions reduce energy costs and floor space requirements.

Multiple Strategic Benefits

montratec provides multiple strategic benefits to Columbus McKinnon including:

•Accelerates growth in markets with strong secular tailwinds, including electric vehicles, life sciences, electronics and semiconductors
•Advances capabilities up the technology stack with proprietary controls and configurable product offerings for precision conveyance and automation
•Generates significant revenue opportunities with geographic, channel and product cross-selling synergies
•Creates solid foundation to advance growth of precision conveyance platform in Europe with greater scale and strong market recognition
•Adds talented, motivated, and innovative team

Strong Financial Profile with Backlog to Support Over 30% Growth

With approximately $29 million in revenue and 24% adjusted EBITDA margins* in the calendar year ended December 31, 2022, montratec is expected to grow revenue over 30% in 2023.

*Adjusted EBITDA margin is a non-GAAP measure. See accompanying discussion and reconciliation table in this release regarding the reconciliation of net income to adjusted EBITDA.

Transaction and Closing Details

The all-cash transaction is valued at approximately $110 million at closing using current exchange rates plus an earnout in an amount expected not to exceed $14 million based on EBITDA performance. The transaction is expected to close by May 31, 2023, subject to customary closing conditions.
•Purchase price represents 13.0x 2023 expected adjusted EBITDA without synergies or 11.4x with projected synergies
•Sources of cash to fund the acquisition are expected to include expanding the existing revolver from $100 million to $175 million as well as securitizing $50 million in accounts receivable
•Expect net leverage ratio on a financial covenant basis of 2.2x at March 31, 2023 moving to 2.7x following the closing of the acquisition

Greg Rustowicz, Executive Vice President and Chief Financial Officer of Columbus McKinnon, noted, “Our measurable cash generation, flexible balance sheet and strong liquidity enable us to finance this bolt-on acquisition at a reasonable cost in today’s credit environment. Importantly, post-acquisition our

Columbus McKinnon to Acquire montratec® GmbH Expanding Precision Conveyance Platform
April 26, 2023

leverage ratio is comfortably below 3.0x, and we expect we will demonstrate yet again our ability to quickly de-lever to our targeted leverage ratio.”

Estimated Preliminary Fourth Quarter 2023 Financial Results1

•Preliminary, unaudited fourth quarter revenue expected to be approximately $253 million, surpassing guidance range of $240 million to $250 million
•Expect fourth quarter GAAP operating income in the range of $27 million to $28 million
•Expect fourth quarter adjusted EBITDA2 in the range of $39 million to $40 million

Mr. Rustowicz concluded, “Our preliminary fourth quarter results validate our success with driving growth, strengthening earnings power, generating cash and reducing debt.”

1The unaudited estimated financial results are preliminary and subject to revision based upon the completion of the Company’s quarter-end financial closing processes and its fiscal year-end audit. As a result, the Company’s actual results for the three months ended March 31, 2023 may differ materially from the estimated preliminary unaudited financial results upon the completion of the Company’s financial closing procedures, as a result of the fiscal year-end audit, or upon occurrence of other developments that may arise prior to the time its financial results are finalized. In addition, the Company’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect to these estimated preliminary results. Additional information and disclosures would be required for a more complete understanding of the Company’s financial position and results of operations as of, and for the period ended on, March 31, 2023.

2Adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. See accompanying discussion and reconciliation table in this release regarding the reconciliation of GAAP operating income to adjusted EBITDA.

Teleconference and Webcast

Columbus McKinnon will host a conference call and webcast today at 8:30 am Eastern Time during which management will review the details of the acquisition. The discussion will be accompanied by a slide presentation which will be available on the investors section of the Company’s website.

The conference call can be accessed by dialing 201-493-6780. The listen-only audio webcast can be monitored at investors.columbusmckinnon.com. To listen to the archived call, dial 412-317-6671 and enter the conference ID number 13738412. The telephonic replay will be available from approximately 1:00 PM Eastern Time on the day of the call through Wednesday, May 3, 2023. Alternatively, an archived webcast of the call can be found on the Company’s website and a transcript of the call will be posted there once available.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that move the world forward and improve lives by efficiently and ergonomically moving, lifting, positioning and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the

Columbus McKinnon to Acquire montratec® GmbH Expanding Precision Conveyance Platform
April 26, 2023

timing for the acquisition to be accretive to the Company’s financial results; the strategic benefits to the Company of the proposed acquisition of montratec, expected synergies and sales opportunities from the acquisition; anticipated future operating performance and results of the Company, including its ability to de-lever to its targeted leverage ratio; the timing for the completion of the acquisition of montratec; the amount of the earnout payable in the transaction; the Company’s proposed method for financing the transaction; montratec’s expected financial results for 2023; the Company’s expected net leverage ratio on a financial covenant basis at March 31, 2023 and upon closing of the acquisition of montratec; and statements concerning preliminary unaudited estimates of revenue, operating income and Adjusted EBITDA for the Company. These statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the risk that the acquisition may not close in the anticipated timeframe or at all due to one or more of the other closing conditions to the transaction not being satisfied or waived; the risk that there may be unexpected costs, charges or expenses resulting from the proposed acquisition; risks related to the integration of montratec into the Company and ability to achieve strategic benefits and synergies; risks regarding the ability of the Company and montratec to achieve revenue expectations; risks related to the ability of the Company to execute its financing plans in connection with the montratec acquisition; the impact of supply chain challenges and inflation; the ability of the Company to scale the organization, achieve its financial targets including revenue and adjusted EBITDA margin, and to execute CMBS and the Core Growth Framework; global economic and business conditions affecting the industries served by the Company and its subsidiaries including COVID-19; the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services; the ability to expand into new markets and geographic regions; and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded as current plans, estimates and beliefs. Except as required by applicable law, the Company assumes no obligation to update the forward-looking information contained in this release.

montratec Forward Looking Non-GAAP Financial Measures

This release includes a purchase price multiple calculated based upon montratec’s projected adjusted EBITDA for 2023, which is a non-GAAP financial measure used to describe montratec’s operating performance. The Company has not presented a GAAP reconciliation for this non-GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such a reconciliation would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the calculation of the comparable GAAP financial measure.

###
Contacts:

Gregory P. Rustowicz	Investor Relations:
Executive Vice President - Finance and CFO	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Reconciliation Tables Follow.

Columbus McKinnon to Acquire montratec® GmbH Expanding Precision Conveyance Platform
April 26, 2023

COLUMBUS McKINNON CORPORATION montratec Acquisition

Reconciliation of montratec® Net Income
to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin

December 31, 2022
Net income	2,721,604 €
Add back (deduct):
Income tax expense (benefit)	240,600 €
Interest and debt expense	1,278,672 €
Other (income) expense, net	751 €
Depreciation Goodwill	1,162,548 €
Depreciation Intangible Assets	794,863 €
Depreciation Tangible Assets	255,934 €
Legal & Advisory Costs	13,000 €
Other Adjustments	- €
Non-GAAP adjusted EBITDA	6,466,470 €

Sales	26,698,710 €

Net income margin	10.2%
Adjusted EBITDA margin - Non-GAAP	24.2%

montratec’s adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation, and other adjustments. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles, and may not be comparable with the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing montratec’s non-GAAP information, such as adjusted EBITDA, is important for investors and other readers of this news release.

Columbus McKinnon to Acquire montratec® GmbH Expanding Precision Conveyance Platform
April 26, 2023

COLUMBUS McKINNON CORPORATION

Reconciliation of Estimated Preliminary Range of Income from Operations to Non-GAAP Adjusted EBITDA
($ in thousands)

	Three Months Ended
	March 31, 2023
	(Preliminary Range)
	Low End	High End
Income from operations	$26,968	$27,968
Add back (deduct):
Depreciation and amortization expense	10,568	10,568
Acquisition deal and integration costs	173	173
Business realignment costs	848	848
Headquarters relocation costs	681	681
Non-GAAP adjusted EBITDA	$39,238	$40,238

Sales	$253,843	$253,843

Income from operations margin	10.6%	11.0%
Adjusted EBITDA margin - Non-GAAP	15.5%	15.9%

For purposes of this news release, the Company has defined Adjusted EBITDA as income from operations before depreciation, amortization, and other adjustments. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP, and may not be comparable with the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted EBITDA, is important for investors and other readers of the Company’s financial statements.